Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 Nos.333-91160 and 333-74842 and on Form S-3 No. 333-145513 of Lawson Software, Inc. of our report dated July 11, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
July 11, 2008